As filed with the Securities and Exchange Commission on September 30, 1998
                                               Registration No. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                          INTERNATIONAL FIBERCOM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           ARIZONA                                               8-0271282
-------------------------------                           ----------------------
(STATE OR OTHER JURISDICTION OF                               (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                         3410 EAST UNIVERSITY, SUITE 180
                             PHOENIX, ARIZONA 85034
                                 (602) 941-1900
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                               MR. JOSEPH P. KEALY
                          INTERNATIONAL FIBERCOM, INC.
                         3410 EAST UNIVERSITY, SUITE 180
                             PHOENIX, ARIZONA 85034
                                 (602) 941-1900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
             INCLUDING AREA CODE, OF AGENT FOR SERVICE OF SERVICE)

                                ---------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                           CHRISTIAN J. HOFFMANN, III
                               STREICH LANG, P.A.
                             2 NORTH CENTRAL AVENUE
                           PHOENIX, ARIZONA 85004-2391
                                 (602) 229-5200

                                 ---------------

APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                ---------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================
  Title of Each Class of     Amount to be  Proposed Maximum  Proposed Maximum     Amount of
  Security to be Registered  Registered(1)  offering Price  Aggregate Offering Registration Fee
                                             Per Unit (2)       Price (2)
-------------------------------------------------------------------------------------------------
Common Stock, no par value     661,556         $7.406           $4,899,484         $1,485
=================================================================================================

(1) In the event of a stock split stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)  Estimated for purposes of calculating the amount of registration fee only.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          INTERNATIONAL FIBERCOM, INC.

                  661,556 SHARES OF COMMON STOCK, NO PAR VALUE

                                 ---------------

         The securities offered hereby (the "Offered Securities") are 661,556 shares of common stock, no par value ("Common Stock"), of International FiberCom, Inc., an Arizona corporation (the "Company"). Of the 661,556 shares of Common Stock, (i) 248,840 shares were issued as dividends on the Company's 8% Convertible Preferred Stock ("Series A Preferred"), Series B Convertible Preferred Stock ("Series B Preferred") and Series C Convertible Preferred Stock ("Series C Preferred") (all of such shares shall be referred to as the "Dividend Shares"), (ii) 15,123 were issued as interest on the Company's Series A
Convertible Subordinated Debentures ("Interest Shares"); (iii) 46,093 shares were issued in partial payment for the Company's acquisition of Riley Underground Communications, Inc. and General Communications Services, Inc. ("Acquisition Shares"); (iv) 300,000 additional shares issued under the Stock Purchase Agreement in connection with the Company's December 1997 private placement of Common Stock ("Private Placement Shares"); (v) 44,000 shares are issuable upon exercisable of Common Stock Purchase Warrants issued in connection with the Company's acquisition of Concepts in Communications, Inc. ("Warrant Shares"), and; (vi)7,500 shares reserved for future issuance as dividends on the Series C Preferred. See "Risk Factors" and "Plan of Distribution."

         The Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the Symbol "IFCI" and on the Philadelphia Stock Exchange ("PHLX") under the symbol "IFC." On September 28, 1998, the average of the closing bid and asked quotations per share of the Common Stock, as provided by market makers in the Common Stock who report through NASDAQ was $7.406 per share.


          SEE "RISK FACTORS" ON PAGE FOR A DISCUSSION OF CERTAIN RISKS
                  RELATED TO AN INVESTMENT IN THE COMMON STOCK.


                                 ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              The date of this Prospectus is September _____, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission are incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-QSB for the quarterly periods ended March 31, 1998 and June 30, 1998, and; (iii) the description of the Common Stock contained in the Company's Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A dated August 9, 1994, as amended from time to time.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

         Any  statement   contained  in  a  document   incorporated   or  deemed
incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including a beneficial owner, to whom a Prospectus is delivered upon written or oral request of each person, a copy of any document incorporated herein by reference, (not including exhibits to the document that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Secretary, International FiberCom, Inc., 3410 East University, Suite 180, Phoenix, Arizona 85034; telephone (602) 941-1900.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE ENTIRE PROSPECTUS, THE FINANCIAL STATEMENTS AND ALL EXHIBITS AND DOCUMENTS REFERRED TO THEREIN. SEE "RISK FACTORS."

                                   THE COMPANY

         The Company offers diversified telecommunications services and products to the telecommunications, cable television ("CATV") and other industries. The Company provides a wide range of engineering, consulting and broadband network systems design, installation of structured cable and fiber-optic networks, complete telecommunication systems integration services, and sells and distributes new and used telecommunications equipment to leading telecommunications companies, Regional Bell Operating Companies ("RBOCS"), telecommunications hardware resellers and other Fortune 500 companies.

         The Company's strategy is to be a one-stop solution for the telecommunications marketplace, offering a wide range of engineering, consulting and maintenance services for fiber-optic and broadband networks and systems integrated with local area network ("LAN") and wide area network ("WAN") expertise and capabilities. A LAN is a group of personal computers linked together in a building or campus to share programs, data, E-mail, peripherals and other resources. A WAN is network that covers a large geographic area, such as a state or country.

         In 1997 the Company began to implement this strategy through strategic acquisitions of businesses that complemented and enhanced its services or products. At the beginning of 1997 the Company had one operating subsidiary, Kleven Communications, Inc. ("Kleven"), a Phoenix-based company specializing in the design, installation and maintenance of fiber-optic and other cable services for the telecommunication and CATV industries. During 1997 the Company completed three strategic acquisitions that resulted in a significant increase in its revenues and net income. Effective January 1997 the Company acquired Concepts in Communication, Inc. ("Concepts") for total consideration of $4.8 million, consisting of $4.6 million in cash and shares of Common Stock valued at
$200,000. Concepts is a Nashville-based company specializing in systems integration services including design, engineering, installation and maintenance of structured cable systems, network hardware and software, workstation peripherals and intercommunications systems, primarily within commercial, industrial and government facilities. Effective October 1997 the Company acquired the assets and business of Southern Communications Products, Inc. ("Southern") for total consideration of $21.4 million, consisting of $12 million in cash, 2,231,661 shares of Common Stock valued at $6.2 million and a $3.2 million promissory note. Southern purchases, sells and deals in used telecommunications equipment that is utilized in the digital access, switching and transport systems of telecommunication service providers on a nationwide basis. Also effective October 1997, the Company acquired Compass Communications, Inc. ("Compass") for total consideration of approximately $2.0 million consisting of 470,588 shares of Common Stock. Compass is an Atlanta-based company specializing in video, voice and data network development using state of the art, fiber-optic distribution platforms. Effective September 1, 1998, the Company acquired United Tech, Inc. ("United Tech") for total consideration consisting of 1,502,000 restricted shares of Common Stock. United Tech is a Florida-based company specializing in the design, construction and installation of the systems used in Central Offices of the RBOC's, independent telephone companies and competitive local exchange carriers ("CLEC's"). Also, effective September 1, 1998, the Company acquired Diversitec, Inc. ("Diversitec") for total consisting of 1,752,000 restricted shares of Common Stock. Diversitec is a Virginia-based company which purchases, sells and deals in used telecommunications equipment. To date in 1998, the Company has operated in Arizona, California, Tennessee, Florida, Georgia and Virginia.

         The Company's  clients and customers  include,  but are not limited to,
Cox  Communications,   BellSouth   Telecommunications,   AT&T  Network  Systems,
Ameritech, Lucent Technologies, US West, Time Warner, Motorola,
MediaOne, Australia's Optus Vision, and the City of Phoenix.

         The Company maintains its principal executive offices at 3410 East University, Suite 180, Phoenix, Arizona 85034 and its telephone number is (602) 941-1900. Unless the context indicates otherwise, all references to the Company or "IFC" refer to International FiberCom, Inc. and its subsidiaries.

                             SUMMARY OF THE OFFERING

SECURITIES OFFERED              661,556 shares of Common Stock

CAPITAL STOCK OUTSTANDING

      Common Stock              23,025,727 shares, no par value outstanding,
                                as of September 28, 1998 (1)

      Series C Convertible
       Preferred Stock          400 shares outstanding

COMMON STOCK MARKET SYMBOLS     Nasdaq SmallCap - "IFCI" Philadelphia  Stock
                                Exchange - "IFC"

ESTIMATED NET PROCEEDS          The net  proceeds  of the  sale  of the  Offered
                                Securities  will be  received  directly  by each
                                Selling   Shareholder.   No  proceeds   will  be
                                received  by the  Company  from  the sale of the
                                Common  Stock  offered   hereby.   See  "Use  of
                                Proceeds."

RISK FACTORS                    This  offering  involves a high  degree of risk.
                                See     "Risk     Factors     and     Investment
                                Considerations."

----------

(1) Does not include (i) up to 123,684 shares issuable upon conversion of the remaining Series C Preferred; (ii) 480,000 shares issuable upon exercise of currently outstanding Common Stock purchase warrants issued in connection with the Company's private placement of Series B Preferred; (iii) 267,000 shares issuable upon exercise of Common Stock purchase warrants issued in connection with the Company's private placement of Common Stock, 5.5% Convertible Subordinated Debentures ("5.5% Debentures") and Series C Preferred; and (iv) 1,350,000 shares issuable upon exercise of stock options not covered by the registration statement of which this prospectus is a part. All of such shares, except 835,000 shares issuable upon exercise of stock options granted to officers and directors of the Company, are included either in the Company's Registration Statement on Form SB-2 which was declared effective on February 12, 1998 or on the Registration Statement on Form S-8 which was filed on December 8, 1997.

                                  RISK FACTORS

      INVESTMENT IN THE COMPANY INVOLVES A NUMBER OF RISKS. IN ADDITION TO THE RISKS AND INVESTMENT CONSIDERATIONS DISCUSSED ELSEWHERE IN THIS MEMORANDUM, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED BY ANYONE PURCHASING THE SECURITIES OFFERED HEREBY.

RISKS OF THE COMPANY

      ACQUISITION STRATEGY. A key element of the Company's growth to date and its strategy for the future is expansion through the acquisition of companies that have complementary businesses, that can utilize or enhance the Company's existing capabilities and resources or that expand its existing range of services or products in the telecommunications or CATV industries. As a result, the Company continually evaluates potential acquisition opportunities, some of which may be material in size or scope. Acquisitions involve a number of special risks, including the time associated with identifying and evaluating future acquisitions, the diversion of management's attention to the integration of the operations and personnel of the acquired companies, the incorporation of acquired products or services into the Company's products and services, possible adverse short-term effects on the Company's operating results, the realization of acquired intangible assets and the loss of key employees of the acquired companies. The Company may issue equity securities and other forms of consideration in connection with future acquisitions, which could cause dilution to investors purchasing Common Stock of the Company. The Company completed three major acquisitions in 1997 and has completed the acquisition of United Tech and Diversitec plus three smaller acquisitions to date in 1998. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates, that it will be able to consummate or finance any such acquisitions, or that it will be able to integrate any such acquisitions successfully into its operations.

      MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth resulting from recent acquisitions and the expansion of its operations, both of which have placed significant demands on the Company's resources. The Company's success in managing its growth will require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. Further, prior to its 1997 acquisitions, the Company had no prior experience in the systems integration, engineering or telecommunication equipment fields and is relying primarily upon the former management of Concepts, Compass, Southern United Tech and Diversitec to provide a base of knowledge in these fields until the Company's management gains sufficient experience. No assurance can be given that the Company will successfully assimilate its new acquisitions into its existing business operations. Also, no assurance can be given that the Company will be successful in expanding the businesses of its new acquisitions, that new customers can be attracted as anticipated, or that there will be continued, if any, demand for the services of its new acquisitions' technology, products or expertise in new and competitive markets. If the Company's management is unable to manage growth effectively, to maintain the quality of its products and services, and to retain key personnel and its business, financial condition and results of operations could be materially adversely affected.

      DEPENDENCE ON THE TELECOMMUNICATIONS AND CATV INDUSTRIES. Demand for a substantial portion of the Company's services, and therefore future increases in its net sales and net income, depends primarily on capital spending by CATV operators, telecommunications and other companies for constructing, rebuilding, maintaining or upgrading their telecommunications systems. However, the Company expects its future revenue increases to come primarily from upgrading, retrofitting, rebuilding and maintaining existing cable systems with fiber-optic and other cables, rather than from constructing completely new systems and from the sale of telecommunications equipment. The amount of capital spending by CATV operators and telecommunications companies and, therefore, the sales and profitability of the Company, are affected by a variety of factors, including general economic conditions, access by cable operators to financing, government regulation of cable operators, demand for cable services and technological developments in the broadband communications industry. There can be no assurances that such capital spending will occur or occur at the level announced by the various telecommunications and CATV companies. Such companies may depend upon their ability to obtain rate increases or otherwise experience favorable environments for their CATV and telecommunications rates in order to raise funds for capital spending. Federal regulations rolling back rates for basic tier CATV services may have a negative impact on the capital spending plans of the CATV companies and thus have a material adverse affect on the Company's business.

      NEED FOR ADDITIONAL FINANCING. The expansion of the Company's business and continued implementation of its acquisition strategy may require the Company to seek additional financing that may include bank financing or the issuance of debt or equity securities. No assurance can be given that the Company will be able to obtain additional capital or, if available, that such capital will be available at terms acceptable to the Company or that such additional financing, if available, would not result in substantial dilution of the equity interest of existing shareholders. The ability of the Company to obtain bank financing or to raise additional debt or equity capital will depend upon its financial condition, results of operations, covenants and limitations of any outstanding debt obligations at that time, and general economic conditions.

      FEDERAL REGULATION. CATV operators are subject to federal regulation. In 1992, Congress passed an act that repealed the 1984 deregulation of cable television and subjected cable systems to rate regulation and other FCC-enforced obligations. In 1996 Congress passed the 1996 Telecommunications Act which repeals many of the major provisions of the 1992 Act. On rate regulation, current FCC rules cable service rates will be repealed in three years, except for the "basic tier" of cable programming. Price caps are repealed for "small" cable companies (less than $25 million in annual revenues) immediately or for any cable system once it faces "effective competition" from a local telephone company providing "comparable" video programming services. It is difficult to predict the impact, if any, this legislation might have on the telecommunications industry in general and the Company's business in particular.

      IMPACT OF STATE REGULATION. The Company's ability to pursue its business activities is regulated, directly or indirectly, by various agencies and departments of state governments. Commencement of services by the Company and its clients frequently requires licenses from public utilities commissions. There is no assurance that the Company as a whole or its customers, will be successful in its or their efforts to obtain necessary licenses or regulatory approvals. The inability of the Company or any of its customers to secure any necessary licenses or approvals could have a material adverse effect on its business. In addition to specific regulations, the Company is subject to all
federal,   state  and  local  rules  and  regulations  imposed  upon  businesses generally. The cost of compliance with regulations is an additional cost of doing business for the Company.

      TECHNOLOGICAL DEVELOPMENTS AND RISKS OF TECHNOLOGICAL OBSOLESCENCE. The Company's services and products sold through its Compass, Southern, United Tech and Diversitec subsidiaries are subject to significant technological change and innovation. Technological developments are occurring rapidly in the communications and systems integration industries and, while the effects of such developments are uncertain, they may have a material adverse effect on the demand for the Company's services. For example, in the CATV industry, technologies are being developed that would bypass existing cable systems and permit the transmission of signals directly into households. The Company's success will generally depend on its ability to penetrate and retain markets for its existing services and to retain its expertise in installing and repairing telecommunications, CATV cable and integrated systems on a cost-effective and timely basis. There can be no assurance that the Company will be able to remain competitive or that its products and services will not be subject to technological obsolescence.

      COMPETITION. All aspects of the Company's business are highly competitive. The Company competes with national, regional and local companies. Many of the Company's competitors or potential competitors are substantially larger and have greater resources than the Company. In addition, because of the convergence of the CATV, telecommunications and computer industries and rapid technological development, new competitors may seek to enter the market.

      DEPENDENCE UPON MAJOR CUSTOMERS AND LARGE CONTRACTS. The CATV industry is highly concentrated with most of U.S. domestic subscribers being served by approximately 25 major multi-system operators ("MSO"). The Company has customers which have accounted for more than 10% of the Company's revenues on a historical basis. Any decision by these major customers to cease or reduce their use of the Company's services may have a material adverse effect on its business. A number of the Company's contracts with its customers are substantial in size. The failure to timely or adequately replace a contract upon its completion or termination with one or more new contracts or customers may materially adversely affect the business and operations of the Company.

      RISKS OF POSSIBLE COST ESCALATION UNDER FIXED PRICE CONTRACTS. A substantial portion of the Company's revenues have been generated principally under firm fixed-price contracts. Fixed-price contracts carry certain inherent risks, including underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. The Company recognizes revenues using the percentage-of-completion method whereby revenue is recognized based on actual costs incurred in relation to total estimated costs to complete the contract. This method may result in irregular and uneven quarterly results. Unforeseen events and circumstances can alter the Company's estimate of the costs and potential profit associated with a particular contract. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

      INSURANCE AND POTENTIAL EXCESS LIABILITY. The Company maintains liability insurance to protect it against damages to persons or property which may result from its work. If the Company were to incur liability in excess of its policy coverage, its financial condition could be adversely affected.

      ARIZONA   ANTI-TAKEOVER   STATUTE.  The  Arizona  Corporate  Takeover  Act
("Takeover Act") was adopted in 1987. The policy of the Takeover Act is to prevent unfriendly corporate takeover attempts by third parties. The Takeover Act prohibits certain types of transactions, including "green mail," limits voting rights of certain individuals acquiring shares in the market and regulates certain business combinations respecting corporate transactions proposed by insiders and as part of a takeover plan. The Company is subject to the foregoing provisions. These provisions enhance the possibility that a potential bidder for control of the Company will be required to act through arm's-length negotiation with respect to a major transaction, such as a merger, consolidation or purchase of substantially all of the assets of the Company. Such provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of the Company power to reject certain transactions which might be desired by the owners of the majority of the Company's voting securities. These provisions could also be deemed to benefit incumbent management to the extent that they deter such offers by persons who would wish to make changes in management or exercise control over management. The Board of Directors of the Company does not presently know any third party that plans to make an offer to acquire the Company through a tender offer, merger or purchase of all or substantially all of the assets of the Company.

      DEPENDENCE UPON SUPPLIERS. The Company does not have written agreements with its suppliers. It is possible that the Company may encounter shortages in parts, components, or other elements vital to its operations in the future. In addition, there is no guarantee that the Company would be able to locate other satisfactory suppliers, or even if other suppliers could be located, that the Company would be able to establish commercial relationships with any such suppliers. If the Company is unable to establish commercial relationships with other suppliers, it may be required to suspend or curtail some of its services. Suspension or curtailment of services could have a material adverse effect on the Company.

      DEPENDENCE UPON KEY PERSONNEL. The Company is dependent on the services of Joseph P. Kealy and Terry W. Beiriger, its principal executive officers. The Company has entered into a five-year employment agreement with each of these individuals, effective as of December 1995. When the Company acquired Concepts, Compass; Southern, United Tech and Diversitec, it caused each of such subsidiaries to enter into employment agreements with numerous "key" employees and consulting agreements with certain executives of these companies. The Company must compete with much larger companies with significantly greater resources to attract and retain personnel. There can be no assurance that the Company will be successful in this regard or, if successful, that the services of such personnel can be secured on terms deemed favorable to the Company. The loss of the services of any of the individuals mentioned above to the Company or the inability of the Company to attract other qualified employees could materially and adversely affect their respective businesses and operations.

      ECONOMIC  AND GENERAL  RISKS OF THE  BUSINESS.  The success of the Company will depend upon factors which may be beyond the control of the Company and cannot clearly be predicted at this time. Such factors include general economic conditions, both nationally and internationally, changes in tax laws, fluctuating operating expenses including energy costs, changes in governmental regulations, including regulations imposed under federal, state or local environmental laws, labor laws, and trade laws and other trade barriers.

RISKS RELATING TO OFFERING

      POSSIBLE DEPRESSIVE EFFECT ON MARKET PRICE OF SECURITIES ELIGIBLE FOR FUTURE SALE. The officers and directors of the Company own an aggregate of 2,284,599 shares of Common Stock, including exercisable stock options. All, but 835,000 of such securities are eligible for sale either under the Registration Statement of which this prospectus is a part or under the Company's Registration Statement on Form S-8 which was filed on December 9, 1998. Sales of substantial amounts of Common Stock by shareholders of the Company, or even the potential for such sales, could have a depressive effect on the market price of shares of Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

      POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock increased significantly during 1997 and the first half of 1998. The period was marked by generally favorable industry conditions, acquisitions of new businesses and substantially improving operating results by the Company, including revenue and net income from the recently acquired businesses. The trading price of the Company's Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company or its competitors, actual or anticipated announcements of new acquisitions by the Company or technical innovations or new products by its competitors, changes in analysts' estimates of the Company's financial performance, general industry conditions, general economic and financial conditions in the United States and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices for many technology and telecommunications companies and which have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Common Stock.

      Because the Company services the telecommunications and CATV and the market price of its Common Stock may be affected by the market prices of securities of companies in the telecommunications and CATV industries and interest rates in general, which have tended to be volatile or cyclical. The stock market has experienced volatility in market prices of telecommunications and CATV companies which often has been unrelated to the operating results of such companies. Announcements of combinations, mergers and changes in capital plans of the cable and other customers of the Company may have an effect on its business and the market price of the Common Stock may be significantly affected by announcements of developments in the telecommunications and CATV fields generally or the Company's obtaining or failure to obtain certain contracts.

      EXERCISE PRICE NOT NECESSARILY RELATED TO ESTABLISHED CRITERIA OF VALUE. The exercise prices of the warrants issued in connection with the Company's private placement of Series B and Series C Preferred were set through negotiations conducted prior to the time of their sale, with reference to the public trading price of the Common Stock. The price of the Common Stock in such exercises may not necessarily bear any relationship to the Company's asset value, net worth, earnings or any other established criteria of value at the time of exercise.

      POSSIBLE ISSUANCE OF OPTIONS MAY DILUTE INTEREST OF STOCKHOLDERS. The Company has reserved 441,707 shares of Common Stock for issuance under its 1994 Incentive Stock Option and Restricted Stock Purchase Plans, 1,200,000 shares of Common Stock for issuance under its 1997 Incentive Stock Option and Restricted Stock Plans and 2,000,000 shares for issuance under its Employee Stock Purchase Plan. As of December 31, 1997, all of the options available under these Incentive Stock Option Plans have been granted and 104,036 shares had been purchased under the Stock Purchase Plan. On April 2, 1998 the Board of Directors approved an Amendment to 1997 Incentive Stock Option Plan to increase the number of shares reserved for issuance under the plan from 1,200,000 to 3,200,000. Such amendment was approved by the shareholders at the Company's 1998 Annual Meeting of Shareholders held July 10, 1998. Concurrent with such approval, 100,000 options which had been previously granted to officers of the Company under the 1997 Incentive Stock Option Plan became effective. The Company has also issued 300,000 stock options to its directors who are not employees of the Company and 835,000 shares to various officers and directors outside of the Company's Stock Option and Restricted Stock Plans. To the extent that stock options are granted and exercised, dilution to the interests of the Company's stockholders may occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such outstanding options.

      WARRANTS MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK. In connection with its 1997 private placement of Series B Preferred, the Company issued 700,000 common stock purchase warrants ("Series B Warrants"), 480,000 of which remain outstanding as of September 16, 1998. The Series B Warrants are exercisable to purchase one share of Common Stock at varying exercise prices depending on the tranche of the Series B Preferred with which it was issued. All warrants issued with the first tranche of Series B Preferred have been exercised. The exercise price for the warrants issued with the second tranche is $2.50 per share which are exercisable until April 2002 and the exercise price for warrants issued with the third tranche is $3.00 per share which are exercisable until May 2002.

      For the lives of the Series B Warrants, the holders will have the opportunity to profit from an increase in the price of the underlying securities. The existence of such Warrants may adversely affect the market price of the Common Stock and the terms on which the Company can obtain additional financing. The holders of such Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional capital by an offering of its unissued Common Stock on terms more favorable to the Company than those provided by such Warrants.

      ISSUANCE OF SECURITIES SENIOR TO COMMON STOCK COULD DILUTE VOTING POWER AND EQUITY AND COULD CREATE PREFERENCES OVER STOCKHOLDERS. The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock ("Preferred Stock"). As of September 28, 1998, the Board of Directors has designated 4,400 shares as Series A Preferred, all of which shares have been converted and canceled, 4,400 shares as Series B Preferred, all of which shares have been converted and canceled, and 1,000 shares as Series C Preferred, of which 400 shares remain outstanding as of September 20, 1998. Additional shares of Preferred Stock may be issued by the Board of Directors of the Company from time to time in one or more series, for such consideration and with such relative rights and preferences as the Board of Directors may determine. Any shares of Preferred Stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of Common Stock, and have preferences over shares of Common Stock with respect to dividends and in liquidation.

      LACK OF DIVIDENDS. Holders of Preferred Stock and Common Stock are entitled to receive such dividends as may be declared by the board of directors of the Company. To date, the Company has paid no cash dividends on its shares of Common Stock and does not expect to pay cash dividends on either its Preferred Stock or Common Stock in the near term. The Company intends to retain future earnings, if any, to provide funds for operations of the business. Investors who anticipate the need for dividends from investments should refrain from purchasing the Common Stock offered hereby.

      FUNDS LEGALLY AVAILABLE FOR PAYMENT OF DIVIDENDS ON PREFERRED STOCK. The Company may not pay distributions or dividends if the Company is insolvent or would be rendered insolvent by such a dividend or distribution. Under the General Corporation Law of the State of Arizona, "insolvency" means the inability of a corporation to pay its debts as they become due in the ordinary course of its business. There can be no assurance that the Company will generate any or sufficient earning to pay dividends on the Preferred Stock.

                                 USE OF PROCEEDS

      All of the proceeds of this offering will be received by the Selling Shareholders, the Company will not receive any proceeds from the sale of the Common Stock registered hereunder.

                         DETERMINATION OF OFFERING PRICE

      This Prospectus may be used from time to time by the Selling Shareholders who offer the Common Stock registered hereby for sale. The offering price of such Common Stock will be determined by the Selling Shareholder and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              SELLING SHAREHOLDERS

      The following table provides certain information with respect to the Common Stock beneficially owned by the Selling Shareholders who are entitled to use this Prospectus. The information in the table is as of the date of this Prospectus. Except as described below, no Selling Shareholder has had a material relationship with the Company within the past three years other than as a result of the ownership of Common Stock. The Common Stock offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their nominees:


                                                      SHARES AVAILABLE   PERCENT OWNED AFTER
  NAME AND ADDRESS OF SELLING           SHARES         FOR SALE UNDER     COMPLETION OF THE
          SHAREHOLDER                   OWNED(1)      THIS PROSPECTUS       OFFERING (1)
---------------------------------       --------      ----------------   --------------------

RBB Bank Aktiengesellschaft             248,840          248,840
Attn: Mr. Herbert Strauss
Burgring 16
8010 Graz, Austria

Richard and Patricia Jennings            17,857           17,857
584 Tillman, Suite 1
Memphis, Tennessee 38112

Thomas M. Riley                          28,236 (2)       28,236
31630 Railroad Canyon Rd. #16
Canyon Lake, California 92587

Starr Marie Riley                        28,236 (3)       28,236
31630 Railroad Canyon Rd. #16
Canyon Lake, California 92587

Thompson Kernaghan & Co., Ltd.          266,666          266,666
365 Bay Street, 10th Floor
Toronto, Ontario, Canada  MSH
2V2

Rana General Holding, Ltd.               33,334           33,334
c/o Rana Investment Company
P.O. Box 60148
Riyadh 11545
Saudi Arabia

Lawrence D. Troutman                     44,000 (4)       44,000
10354 Mocke Nock Cv
Collierville, TN 38017

(1) Because (i) a Selling Shareholder may offer all or some of the shares of Common Stock which it holds pursuant to the offerings contemplated by this Prospectus, (ii) the offerings of shares of Common Stock are not necessarily being underwritten on a firm commitment basis, and (iii) a Selling Shareholder could purchase additional shares of Common Stock from time to time, no estimate can be given as to the amount of shares of Common Stock that will be held by any Selling Shareholder upon termination of such offerings. See "PLAN OF DISTRIBUTION."

(2) Includes 15,520 shares of Common Stock owned of record by Mr. Riley's wife and minor children. Mr. Riley is the husband of Starr M. Riley. Mr. Riley disclaims beneficial ownership of shares owned by Mrs. Riley.

(3) Includes 15,520 shares of Common Stock owned of record by Mrs. Riley's husband and minor children. Mrs. Riley is the wife of Thomas M. Riley. Mrs. Riley disclaims beneficial ownership of shares owned by Mr. Riley.

(4) Includes warrants to purchase 44,000 shares of Common Stock which are presently exercisable.

                              PLAN OF DISTRIBUTION

      The  Company  is   registering   the  Shares  on  behalf  of  the  Selling
Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company, except that Mr. Troutman will bear his pro rata share of such expenses based on the number of his Shares registered compared with the total number of Shares registered under this Prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through the short sale of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the propped sale of Shares by the Selling Shareholders.

      The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

      Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      Selling Shareholders also may resell all of a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated b reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

      The legality of the securities offered hereby has been passed upon for the Company by Streich Lang, P.A., Phoenix, Arizona. One or more members of such law firm own shares of Common Stock of the Company constituting less than 1.5% of the total outstanding Common Stock of the Company.

                                     EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 have been audited by Semple & Cooper, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                MATERIAL CHANGES

      No material changes have occurred in the Registrant's affairs since the end of the last fiscal year for which certified financial statements were included in the latest annual report to security holders and which has not been described in a report on Form 10-QSB or Form 8-K filed under the Exchange Act.

=======================================    =====================================

NO  DEALER,   SALESMAN  OR  ANY  OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION    OR    TO    MAKE    ANY
REPRESENTATION  NOT  CONTAINED IN THIS
PROSPECTUS  IN  CONNECTION   WITH  THE
OFFER  MADE  BY  THIS  PROSPECTUS.  IF
GIVEN OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATION MUST NOT BE RELIED UPON              INTERNATIONAL
AS  HAVING  BEEN   AUTHORIZED  BY  THE              FIBERCOM, INC.
COMPANY.   THIS  PROSPECTUS  DOES  NOT
CONSTITUTE AN OFFER OF ANY  SECURITIES
OTHER THAN THE  REGISTERED  SECURITIES
TO WHICH IT RELATES OR AN OFFER TO ANY
PERSON  IN ANY  JURISDICTION  IN WHICH
SUCH  AN  OFFER  WOULD  BE   UNLAWFUL.
NEITHER  DELIVERY  OF THIS  PROSPECTUS
NOR  ANY  SALE  MADE  HEREUNDER  SHALL
UNDER  ANY  CIRCUMSTANCES   CREATE  AN
IMPLICATION THAT INFORMATION CONTAINED
HEREIN  IS  CORRECT  AS  OF  ANY  TIME
SUBSEQUENT   TO  THE   DATE   OF  THIS
PROSPECTUS.
                                                   661,556 SHARES
         ---------------                            NO PAR VALUE

        TABLE OF CONTENTS

                                   PAGE

AVAILABLE INFORMATION.............   2
INCORPORATION OF CERTAIN                             PROSPECTUS
  DOCUMENTS BY REFERENCE..........   2
PROSPECTUS SUMMARY................   3
RISK FACTORS......................   6
USE OF PROCEEDS...................  10
DETERMINATION OF OFFERING PRICE...  10
SELLING SHAREHOLDERS..............  11
PLAN OF DISTRIBUTION..............  13
LEGAL MATTERS.....................  13
EXPERTS...........................  14
MATERIAL CHANGES..................  14           SEPTEMBER ___, 1998

=======================================    =====================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.

          Securities and Exchange Commission Registration Fee      $ 1,485
          Legal Fees and Expenses                                   25,000
          Accounting Fees and Expenses                               7,500
          Other Expenses                                             1,000
                                                                   -------
               Total Expenses                                      $34,985


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ARTICLE XII of the Articles of Incorporation of the Registrant provides as follows:

         The Corporation shall indemnify any person against expenses, including without limitation, attorney's fees, judgements, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, to the extent that, such indemnification is specifically permitted and provided for by the laws of the State of Arizona as then in effect.

ARTICLE XII of the Bylaws of the registrant provide as follows:

         12.01 Indemnification. To the full extent permitted by Arizona law, the Corporation shall indemnify and pay the expenses of any person who is or was made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer, employee, trustee or agent of or for the Corporation or is or was serving at the request or with the prior approval of the Corporation as a director, officer, employee, trustee or agent of another corporation, trust or enterprise, against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

Section 10-202(B)(1) and Chapter 8, Article 5 (Section 10-850 et seq.) of the General Corporation Law of Arizona, as amended, apply to registrant and provide as follows:

Section 10-202(B). The articles of incorporation shall set forth:

         1. If elected by the incorporators, a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for any of the following:

                (a) The amount of any financial benefit received by a director to which the director is not entitled.

                (b) An intentional infliction of harm on the corporation or the shareholders.

                (c)     A violation of Section 10-833.

                (d)     An intentional violation of criminal law.

         As indicated above, the Registrant has included in its Articles of Incorporation a provision limiting director liability in accordance with the statute.

Chapter 8 -- Directors and Officers, Article 5 -- Indemnification.

Section 10-850. Definitions

1. "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased on consummation of the transaction.

2. "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan.
Director includes the estate or personal representative of a director.

3. "Expenses" includes attorney fees and all other costs and expenses reasonably related to a proceeding.

4. "Liability" means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses than have not yet been paid by the indemnified person but that have been or may be incurred.

5. "Official capacity" means, if used with respect to a director, the office of director in a corporation and, if used with respect to an individual other than a director, as contemplated in Section 10-856, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise.

6. "Outside director" means a director who, when serving as a director, was not an officer, employee or holder of more than five per cent of the outstanding shares of any class of stock of the corporation.

7. "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

8. "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851. Authority to indemnify

A. Except as provided in subsection D of this section and in Section 10-854, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if all of the following conditions exist:

        1.      The individual's conduct was in good faith

        2.      The individual reasonably believed:

                (a) In the case of conduct in an official capacity with the corporation, that the conduct was in its best interests.

                (b) In all other cases, that the conduct was at least not opposed to its best interests.

        3. In the case of any criminal proceedings, the individual had no reasonable cause to believe the conduct was unlawful

B. A director's conduct with respect to an employee benefit plan for a purpose reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of subsection A, paragraph 2, subdivision (a) of this section.

C. The termination of a proceeding by judgment, order, settlement or conviction or on a plea of no contest or its equivalent is not of itself determinative that the director did not meet the standard of conduct described in this section.

D. A corporation may not indemnify a director under this section either:

         1. In connection with a proceeding by or in the right of corporation in which the director was adjudged liable to the corporation.

         2. In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

E. Indemnification permitted under this section in connection with a proceeding by or in right of the corporation is limited to reasonable expenses incurred during the proceeding.

Section 10-852. Mandatory indemnification

A. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

B. Unless limited by its articles of incorporation, Section 10-851, subsection D or subsection C of this section, a corporation shall indemnify an outside director against liability. Unless limited by its articles of incorporation or subsection C of this section, a corporation shall pay an outside director's expenses in advance of a final disposition of the proceeding, if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in Section 10-851, subsection A and the director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The undertaking required by this subsection is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

C. A corporation shall not provide the indemnification or advance payment of expenses described in subsection B if this section if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in Section 10-851, subsection A, and a court of competent jurisdiction does not otherwise authorize payment of indemnification or expenses under subsection B of this section for more than sixty days after a request is made unless ordered to do so by a court of competent jurisdiction.

Section 10-853. Advance for expenses

A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the following conditions exist:

         1. The director furnishes the corporation with a written affirmation of the director's good faith belief that the director met the standard of conduct described in Section 10-851.

         2. The director furnishes the corporation with a written undertaking executed personally, or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

         3. A  determination  is made that the facts then known to those  making
         the  determination  would  not  preclude   indemnification  under  this
         article.

B. The undertaking required by subsection A, paragraph 2 of this section is an unlimited general obligation of the director but need not be secured and shall be accepted without reference to the director's financial ability to make repayment.

C. Determinations and authorizations of payments under this section shall be made in the manner specified in Section 10-855.

D. This section does not apply to the advancement of expenses to or for the benefit of an outside director. Advances to outside directors shall be made pursuant to Section 10-852.

Section 10-854. Court ordered indemnification

Unless the corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving notice the court considers necessary may order indemnification if it determines either:

         1. The director is entitled to mandatory indemnification under Section 10-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification.

         2. The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 10-851 or was adjudged liable as described in Section 10-851, subsection D, but if the director was adjudged liable under Section 10-851, subsection D, indemnification is limited to reasonable expenses incurred.

Section 10-855. Determination and authorization of indemnification

A. A corporation may not indemnify a director under Section 10-851 unless authorized in the specific case after determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 10-851.

B. The determination shall be made either:

         1. By the board of directors by a majority vote of the directors not at the time parties to the proceeding.

         2. By special legal counsel:

            (a) Selected by majority vote of the disinterested directors.

            (b) If  there  are no  disinterested  directors,  selected  by majority vote of the board.

         3. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

C. Neither special legal counsel nor any shareholder has any liability whatsoever for the determination made pursuant to this section. In voting pursuant to subsection B of this section, directors shall discharge their duty in accordance with Section 10-830.

D. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection B, paragraph 2 of this section to select counsel.

Section 10-856. Indemnification of officers, employees and agents

Unless a corporation's articles of incorporation provide otherwise:

         1. An officer of the corporation who is not a director is entitled to mandatory indemnification against liability under Section 10-852 and is entitled to apply for court ordered indemnification against liability under Section 10-854, in each case to the same extent as a director.

         2. The corporation may indemnify against liability and advance expenses under this article to an officer, employee or agent of the corporation who is not a director to the same extent as to a director.

         3. A corporation may also indemnify against liability and advance expenses to an officer, employee or agent to the extent, consistent with public policy, that indemnification may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract, provided that if the officer, employee or agent is also a director, indemnification against liability arising from serving as a director is limited to the other provisions of chapters 1 through 17 of this title.

Section 10-857. Insurance

A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under Section 10-851 or Section 10-852.

Section 10-858. Application of article

A. A provision that treats a corporation's indemnification of or advance for expenses to directors and that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors or a contract or otherwise is valid only if and to the extent the provision is consistent with this article. If the articles of incorporation limit indemnification or advances for expenses, indemnification and advances for expenses are valid only to the extent consistent with the articles.

B. This article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

         The above discussion is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws. See Exhibits 3.1 through 3.7 to this Registration Statement.

Item 16. Exhibits

EXHIBIT
NUMBER                    DESCRIPTION                                  REFERENCE
------                    -----------                                  ---------

3.1  Restated Articles of Incorporation of Registrant dated
     October 21, 1981                                                     (1)

3.2  Amendment to Articles of Incorporation of Registrant dated
     April 18, 1986                                                       (1)

3.3  Amendment to Articles of Incorporation of Registrant dated
     May 20, 1987                                                         (1)

3.4  Amendment to Articles of Incorporation of Registrant dated
     February 4, 1988                                                     (1)

3.5  Amendment to Articles of Incorporation of Registrant dated
     August 15, 1991                                                      (1)

3.6  Amendment to Articles of Incorporation of Registrant dated
     June 3, 1994                                                         (1)

3.7  Amended, Revised, and Restated Bylaws of Registrant                  (1)

4.1  Form of Common Stock Certificate                                     (1)

5.1  Opinion of Streich Lang, P.A. as to the legality of securities
     being registered                                                      *

23.1 Consent of Semple & Cooper                                            *

23.2 Consent of Streich Lang, P.A.                                        (2)

27.1 Financial Data Schedule                                              (3)

-------------
*    Filed herewith

(1) Filed with Registration Statement on Form SB-2, No. 33-79730, dated August 10, 1994
(2)  Included in Exhibit 5.1
(3)  Filed with report on Form 10-QSB for the quarter ended June 30, 1998.

ITEM 17. UNDERTAKINGS

         (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) Request for acceleration of effective date:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, International FiberCom, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on September 29, 1998.

                                      INTERNATIONAL FIBERCOM, INC., an Arizona corporation



                                      /s/ Joseph P. Kealy
                                      ------------------------------------------
                                      Joseph P. Kealy, Chairman of the Board and
                                      President (Chief Executive Officer)


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature and Title                                     Date
             -------------------                                     ----

/s/ Joseph P. Kealy                                           September 29, 1998
----------------------------------------------------
Joseph P. Kealy, Chairman of the Board, President,
Principal Executive Officer and Director


/s/ V. Thompson Brown                                         September 29, 1998
----------------------------------------------------
V. Thompson Brown, Director


/s/ John F. Kealy                                             September 29, 1998
----------------------------------------------------
John F. Kealy, Director


/s/ Richard J. Seminoff                                       September 29, 1998
----------------------------------------------------
Richard J. Seminoff, Director


/s/ Jerry A. Kleven                                           September 29, 1998
----------------------------------------------------
Jerry A. Kleven , Director

                                       S-1